1 1Q25 Financial Highlights2(B) 1Q25 Business Segment Highlights1,2,3(B) Consumer Banking • Net income of $2.5 billion • Revenue of $10.5 billion, up 3% • Average deposits of $948 billion, down 1%; up 32% from pre- pandemic levels (4Q19) • Average loans and leases of $315 billion, up $2 billion, or 1% • Combined credit / debit card spend of $228 billion, up 4% • Client Activity – ~250,000 net new consumer checking accounts; 25th consecutive quarter of growth – 38 million consumer checking accounts; 92% are primary4 – 3.9 million small business checking accounts – $498 billion in consumer investment assets, up 9%5 – $1.1 trillion in payments, up 4%6 – 4.0 billion digital logins; 65% of total sales were digitally-enabled Global Wealth and Investment Management • Net income of $1.0 billion • Revenue of $6.0 billion, up 8%, driven by a 15% increase in asset management fees from strong AUM flows and higher market levels • Client balances of $4.2 trillion, up 5% from 1Q24, driven by positive net client flows and higher market valuations • Client Activity – ~7,200 net new relationships across Merrill and Private Bank – $1.9 trillion of AUM balances, up 7% – 87% of Merrill and Private Bank clients digitally active Global Banking • Net income of $1.9 billion • Total Corporation investment banking fees (excl. self-led) of $1.5 billion, down 3% • #3 investment banking fee ranking; 23 bps gain in market share7 • $575 billion in average deposits, up 9% • 6% growth in Middle Market average loan balances9 • 14% improvement in treasury service charges Global Markets • Net income of $1.9 billion • Sales and trading revenue up 11% to $5.7 billion including net debit valuation adjustment (DVA) gains of $19 million. Excluding net DVA, up 9%.(E) 12th consecutive quarter of year-over-year growth – Fixed Income, Currencies and Commodities (FICC) revenue up 8% to $3.5 billion. Excluding net DVA, up 5%(E) – Equities revenue reached new record of $2.2 billion, up 17% including and excluding net DVA(E) Bank of America Reports 1Q25 Net Income of $7.4 Billion and EPS of $0.90 Revenue Up 6% YoY to $27.4 Billion,1 Net Interest Income Reached $14.4 Billion ($14.6 Billion FTE)(A) Balance Sheet Remained Strong With Approximately $2 Trillion in Ending Deposits From Chair and CEO Brian Moynihan: “We had a good first quarter, with earnings per share of $0.90 up from $0.76 last year. This reflected growth in net interest income and fee income, while sales and trading delivered its 12th consecutive quarter of year-over-year revenue growth. Our business clients have been performing well; and consumers have shown resilience, continuing to spend and maintaining healthy credit quality. Though we potentially face a changing economy in the future, we believe the disciplined investments we have made for high-quality growth, our diverse set of businesses, and the team’s relentless focus on Responsible Growth will remain a source of strength.” See page 10 for endnotes. Amounts may not total due to rounding. 1 Revenue, net of interest expense. 2 Financial Highlights and Business Segment Highlights are compared to the year-ago quarter unless noted. 3 The Corporation reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis. 4 Represents the percentage of consumer checking accounts that are estimated to be the customer’s primary account based on multiple relationship factors (e.g., linked to their direct deposit). 5 End of period. Consumer investment assets include client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking. 6 Total payments represent payments made from Bank of America accounts using credit card, debit card, ACH, wires, billpay, person-to-person, cash and checks. 7 Source: Dealogic as of March 31, 2025. 8 Tangible book value per common share and return on average tangible common shareholders’ equity ratio represent non-GAAP financial measures. For more information, see page 18. 9 Includes loans to Global Commercial Banking clients, excluding commercial real estate and specialized industries. • Net income of $7.4 billion, or $0.90 per diluted share, compared to $6.7 billion, or $0.76 per diluted share • Revenue, net of interest expense, of $27.4 billion ($27.5 billion FTE),(A) up 6%, driven by noninterest income growth across all segments and higher net interest income (NII) – NII of $14.4 billion ($14.6 billion FTE),(A) up 3% from 1Q24 and 1% from 4Q24 ▪ The year-over-year increase reflected the benefits of several factors, including lower deposit costs, higher NII related to Global Markets activity and fixed-rate asset repricing, partially offset by the impacts of lower interest rates and one less day of interest accrual ▪ The linked-quarter increase reflected the benefits of several factors, including lower deposit costs, higher NII related to Global Markets activity and fixed-rate asset repricing, partially offset by the impacts of lower interest rates and two fewer days of interest accrual • Provision for credit losses of $1.5 billion increased from $1.3 billion in 1Q24 and was flat from 4Q24 – Net charge-offs of $1.5 billion were flat to 1Q24 and 4Q24 • Noninterest expense of $17.8 billion, up 3%, driven primarily by higher revenue-related expenses and investments in people, technology, operations and brand, partially offset by the absence of the $0.7 billion 1Q24 FDIC special assessment expense • Balance Sheet Remained Strong – Average deposit balances of $1.96 trillion increased 3%, seven consecutive quarters of growth – Average loans and leases of $1.09 trillion increased 4% – Average Global Liquidity Sources of $942 billion(C) – Common equity tier 1 (CET1) capital of $201 billion was flat from 4Q24 – CET1 ratio of 11.8% (Standardized);(D) well above regulatory minimum of 10.7% – Returned $6.5 billion to shareholders; $2.0 billion through common stock dividends and $4.5 billion in share repurchases • Book value per common share rose 8% to $36.39; tangible book value per common share rose 9% to $27.128 • Return on average common shareholders' equity ratio of 10.4%; return on average tangible common shareholders' equity ratio of 13.9%8

From Chief Financial Officer Alastair Borthwick:

"We grew average deposits for the seventh consecutive quarter to nearly $2 trillion. Asset quality remained stable reflecting years of responsible lending, while our strong capital and liquidity levels allowed us to support our clients' growth and return $6.5 billion to shareholders. We run our business in a manner intended to withstand volatility for the long-term. And through our capabilities, relationships and financial flexibility, we believe we are well-positioned to continue delivering for our clients and shareholders."

Bank of America Financial Highlights

($ in billions, except per share data)	1Q25	4Q24	1Q24
Total revenue, net of interest expense	$27.4	$25.3	$25.8
Provision for credit losses	1.5	1.5	1.3
Noninterest expense	17.8	16.8	17.2
Pretax income	8.1	7.1	7.3
Pretax, pre-provision income[1(F)]	9.6	8.6	8.6
Income tax expense	0.7	0.4	0.6
Net income	7.4	6.7	6.7
Diluted earnings per share	$0.90	$0.82	$0.76

[1] Pretax, pre-provision income represents a non-GAAP financial measure. For more information, see page 18.

Spotlight on Average Deposits and Net Interest Income ($B)

Average Deposits


$1,907
$1,910
$1,921
$1,958
$1,958
1Q24
2Q24
3Q24
4Q24
1Q25

Net Interest Income (FTE)[(A)]


$14.2
$14.0
$13.9
$13.7
$14.1
$14.0
$14.5
$14.4
$14.6
$14.4
1Q24
2Q24
3Q24
4Q24
1Q25
Net interest income (GAAP)
FTE adjustment

2

BANK OF AMERICA

Consumer Banking[1]

- Net income of $2.5 billion
- Revenue of $10.5 billion,[2] up 3%, driven by higher NII, service charges and card income
- Provision for credit losses of $1.3 billion increased 12%
  - Net reserve build of $30 million in 1Q25 vs. $6 million in 1Q24[(G)]
  - Net charge-offs of $1.3 billion increased $118 million from 1Q24
- Noninterest expense of $5.8 billion, up 6%, driven by investments in operations, people and technology
  - Efficiency ratio of 56%

Business Highlights[1,3(B)]

- Average deposits of $948 billion decreased 1%
  - 58% of deposits in checking accounts; 92% are primary[4]
- Average loans and leases of $315 billion increased 1%
- Combined credit / debit card spend of $228 billion increased 4%
- Consumer investment assets[5] of $498 billion, up 9%, driven by $22 billion of net client flows from new and existing clients and higher market valuations
  - 4.0 million consumer investment accounts, up 3%
- 11.1 million clients enrolled in Preferred Rewards, up 1%[6]

Strong Digital Usage Continued[1]

- 78% of overall households actively using digital platforms[7]
- 49 million active digital banking users, up 1.9 million
- 2.0 million digitally-enabled sales, representing a record 65% of total sales
- 4.0 billion digital logins, up 17%
- 23.9 million active Zelle® users, up 9%; sent and received 416 million transactions worth $130 billion, up 20% and 23%, respectively[8]

Financial Results

	Three months ended		
($ in millions)	3/31/2025	12/31/2024	3/31/2024
Total revenue[2]	**$10,493**	$10,646	$10,166
Provision for credit losses	**1,292**	1,254	1,150
Noninterest expense	**5,826**	5,631	5,475
Pretax income	**3,375**	3,761	3,541
Income tax expense	**844**	940	885
Net income	**$2,531**	$2,821	$2,656

Business Highlights[(B)]

	Three months ended		
($ in billions)	3/31/2025	12/31/2024	3/31/2024
Average deposits	**$947.6**	$942.3	$952.5
Average loans and leases	**315.0**	316.1	313.0
Consumer investment assets (EOP)[5]	**497.7**	517.8	456.4
Active mobile banking users (MM)	**40.5**	40.0	38.5
Number of financial centers	**3,681**	3,700	3,804
Efficiency ratio	**56 %**	53 %	54 %
Return on average allocated capital	**23**	26	25
Total Consumer Credit Card[3]			
Average credit card outstanding balances	**$100.2**	$100.9	$99.8
Total credit / debit spend	**228.4**	240.9	219.4
Risk-adjusted margin	**6.7 %**	7.1 %	6.8 %

Continued Business Leadership

- No. 1 in U.S. Consumer Deposits[(a)]
- No. 1 Small Business Lender[(b)]
- Certified by J.D. Power for Outstanding Client Satisfaction with Customer Financial Health Support – Banking & Payments[(c)]
- Merrill Edge Self-Directed No. 1 Overall Client Experience (7th consecutive year)[(d)]

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] The consumer credit card portfolio includes Consumer Banking and GWIM.
[4] Represents the percentage of consumer checking accounts that are estimated to be the customer's primary account based on multiple relationship factors (e.g., linked to their direct deposit).
[5] End of period. Consumer investment assets includes client brokerage assets, deposit sweep balances, Bank of America, N.A. brokered CDs, and AUM in Consumer Banking.
[6] As of February 2025. Includes clients in Consumer, Small Business and GWIM.
[7] Household adoption represents households with consumer bank login activities in a 90-day period, as of February 2025.
[8] Includes Bank of America person-to-person payments sent and received through e-mail or mobile identification. Zelle® users represent 90-day active users.

3

BANK OF AMERICA

Global Wealth and Investment Management[1]

- Net income of $1.0 billion
- Revenue of $6.0 billion,[2] up 8%, driven by a 15% increase in asset management fees from strong AUM flows and higher market levels
- Noninterest expense of $4.7 billion increased 9%, driven by revenue-related incentives and investments in the business, including people and technology

Business Highlights[1(B)]

- $4.2 trillion in client balances, up 5%, driven by positive net client flows and higher market valuations
  - AUM flows of $24 billion in 1Q25; $79 billion since 1Q24
- Average deposits of $286 billion decreased 4%
- Average loans and leases of $232 billion increased 6%

Merrill Wealth Management Highlights

Client Engagement

- $3.5 trillion in client balances[(B)]
- $1.5 trillion in AUM balances[(B)]
- ~6.4K net new households added in 1Q25
- 21K digital appointments scheduled in the quarter

Strong Digital Usage Continued[1]

- 87% of Merrill households digitally active[3]
  - 64% of Merrill households are active on mobile
- 83% of households enrolled in eDelivery[4]
- 75% of eligible checks deposited through automated channels[5]
- 79% of eligible bank and brokerage accounts opened through digital onboarding

Bank of America Private Bank Highlights

Client Engagement

- $671 billion in client balances[(B)]
- $400 billion in AUM balances[(B)]
- ~280 $3MM+ net new relationships added in 1Q25

Strong Digital Usage Continued[1]

- 93% of clients digitally active[6]
  - 76% of Private Bank core relationships are active on mobile
- 51% of eligible relationships enrolled in eDelivery[4]
- 76% of eligible checks deposited through automated channels[5]
- Clients continued using the convenience and effectiveness of our digital capabilities:
  - Zelle® transactions up 21%

Financial Results

	Three months ended		
($ in millions)	**3/31/2025**	**12/31/2024**	**3/31/2024**
Total revenue[2]	**$6,016**	$6,002	$5,591
Provision (benefit) for credit losses	**14**	3	(13)
Noninterest expense	**4,659**	4,438	4,264
Pretax income	**1,343**	1,561	1,340
Income tax expense	**336**	390	335
Net income	**$1,007**	$1,171	$1,005

Business Highlights[(B)]

	Three months ended		
($ in billions)	**3/31/2025**	**12/31/2024**	**3/31/2024**
Average deposits	**$286.4**	$285.0	$297.4
Average loans and leases	**232.3**	228.8	218.6
Total client balances (EOP)	**4,157.2**	4,252.1	3,973.4
AUM flows	**24.0**	22.5	24.7
Pretax margin	**22 %**	26 %	24 %
Return on average allocated capital	**21**	25	22

Continued Business Leadership

- No. 1 on Forbes' Top Women Wealth Advisors Best-in-State (2025), Best-in-State Wealth Management Teams (2025), and Top Next Generation Advisors (2024)
- No. 1 on Barron's Top 1200 Wealth Financial Advisors List (2025) and No. 1 on Barron's Top 100 Women Financial Advisors (2024)
- No. 1 on Financial Planning's 'Top 40 Advisors Under 40' List (2025)
- No. 1 in Managed Personal Trust AUM[(b)]
- Best Private Bank[(e)]
- Best Private Bank in the U.S., Best Private Bank for Philanthropy and Family Office Services in the World[(f)]

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Revenue, net of interest expense.
[3] Percentage of digitally active Merrill primary households across the enterprise ($250K+ in investable assets within the enterprise) as of March 2025. Excludes Stock Plan and Banking-only households.
[4] Includes Merrill Digital Households across the enterprise (excluding Stock Plan, Banking-only households, Retirement-only and 529-only) and Private Bank relationships that receive statements digitally, as of February 2025 for Private Bank and as of March 2025 for Merrill.
[5] Includes mobile check deposits, remote deposit operations, and automated teller machine transactions, as of February 2025 for Private Bank and as of March 2025 for Merrill.
[6] Percentage of digitally active Private Bank core relationships across the enterprise ($3MM+ in total balances) as of February 2025. Includes third-party activities and excludes Irrevocable Trust-only relationships, Institutional Philanthropic relationships, and exiting relationships.

4

BANK OF AMERICA

Global Banking[1,2]

- Net income of $1.9 billion
- Revenue of $6.0 billion[3] was flat, as gains related to leveraged finance positions and higher treasury service charges were offset by lower NII
- Provision for credit losses of $154 million in 1Q25 vs. $229 million in 1Q24
  - Net charge-offs of $187 million decreased $163 million from 1Q24, driven by lower commercial real estate office losses
  - Net reserve release of $33 million in 1Q25 vs. $121 million in 1Q24[(G)]
- Noninterest expense of $3.2 billion increased 6%, driven by investments in the business, including technology and operations

Business Highlights[1,2(B)]

- Total Corporation investment banking fees (excl. self-led) of $1.5 billion decreased 3%
  - #3 in investment banking fees; 23 bps gain in market share[4]
- $575 billion in average deposits increased 9%
- $379 billion in average loans and leases increased 1%

Strong Digital Usage Continued[1]

- 86% of relationship clients digitally active[5]
- 2.2 million total mobile sign-ins, up 23%[6]
- 4.3 million CashPro® App Payments, up 24%
- 33.5K interactions with CashPro® Chat, supported by Erica® technology

Financial Results

	Three months ended		
($ in millions)	3/31/2025	12/31/2024	3/31/2024
Total revenue[2,3]	**$5,977**	$6,091	$5,980
Provision for credit losses	**154**	190	229
Noninterest expense	**3,184**	2,951	3,012
Pretax income	**2,639**	2,950	2,739
Income tax expense	**726**	811	753
Net income	**$1,913**	$2,139	$1,986

Business Highlights[2(B)]

	Three months ended		
($ in billions)	3/31/2025	12/31/2024	3/31/2024
Average deposits	**$575.2**	$582.0	$525.7
Average loans and leases	**378.7**	375.3	373.6
Total Corp. IB fees (excl. self-led)	**1.5**	1.7	1.6
Global Banking IB fees	**0.8**	1.0	0.8
Business Lending revenue	**2.1**	2.3	2.4
Global Transaction Services revenue	**2.7**	2.7	2.7
Efficiency ratio	**53 %**	48 %	50 %
Return on average allocated capital	**15**	17	16

Continued Business Leadership

- North America's Most Innovative Bank – 2025[(f)]
- World's Best Bank for Trade Finance and for FX Payments; North America's Best Digital Bank, Best Bank for Sustainable Finance, and Best Bank for Small to Medium-sized Enterprises[(g)]
- Best Bank for Cash & Liquidity Management – North America and Bank of the Year for Customer Experience[(h)]
- Best Global Bank for Transaction Banking (overall award) and Best Global Bank for Collections[(i)]
- 2025 Share Leader and Best Bank Award for U.S. Corporate Banking & Cash Management[(j)]
- Relationships with 78% of the Global Fortune 500; 95% of the U.S. Fortune 1,000 (2024)

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Source: Dealogic as of March 31, 2025.
[5] Includes Commercial, Corporate, and Business Banking clients on CashPro® and BA360 platforms as of February 2025.
[6] Includes CashPro, BA360, and Global Card Access. BA360 as of February 2025.

5

BANK OF AMERICA

Global Markets[1,2,3]

- Net income of $1.9 billion (incl. and ex. DVA)[4]
- Revenue of $6.6 billion increased 12%, driven primarily by higher sales and trading revenue and gains related to leveraged finance positions
- Noninterest expense of $3.8 billion increased 9%, driven by higher revenue-related expenses and investments in the business, including people and technology
- Average VaR of $91 million[5]

Business Highlights[1,2,3,4(B)]

- Sales and trading revenue of $5.7 billion increased 11% (ex. net DVA, up 9%)[(E)]
  - FICC revenue increased 8% (ex. DVA, increased 5%)[(E)] to $3.5 billion, driven by strong trading performance in macro products and continued strength in credit products
  - Record Equities revenue of $2.2 billion increased 17% (incl. and ex. DVA),[(E)] driven by improved trading performance and increased client activity

Additional Highlights

- 675+ research analysts covering ~3,500 companies; 1,300+ corporate bond issuers across 55+ economies and 25 industries

Financial Results

	Three months ended		
($ in millions)	3/31/2025	12/31/2024	3/31/2024
Total revenue[2,3]	**$6,584**	$4,840	$5,883
Net DVA	**19**	(19)	(85)
Total revenue (excl. net DVA)[2,3,4]	**$6,565**	$4,859	$5,968
Provision (benefit) for credit losses	**28**	10	(36)
Noninterest expense	**3,811**	3,505	3,492
Pretax income	**2,745**	1,325	2,427
Income tax expense	**796**	384	704
Net income	**$1,949**	$941	$1,723
Net income (excl. net DVA)[4]	**$1,935**	$955	$1,788

Business Highlights[2(B)]

	Three months ended		
($ in billions)	3/31/2025	12/31/2024	3/31/2024
Average total assets	**$969.3**	$918.7	$895.4
Average trading-related assets	**668.2**	620.9	629.8
Average loans and leases	**159.6**	152.4	133.8
Sales and trading revenue	**5.7**	4.1	5.1
Sales and trading revenue (excl. net DVA)[4(E)]	**5.6**	4.1	5.2
Global Markets IB fees	**0.7**	0.6	0.7
Efficiency ratio	**58 %**	72 %	59 %
Return on average allocated capital	**16**	8	15

Continued Business Leadership

- World's Best Bank for Markets[(g)]
- Credit Derivatives House of the Year[(k)]
- North America CLO House[(k)]
- Best Bank – Foreign Exchange Sales and Trading for Corporates in the U.S.[(j)]
- Best Non-Traditional Index Provider[(l)]
- No. 1 All-America Trading[(m)]
- No. 2 Top Global Research Firm[(m)]

See page 11 for Business Leadership sources.

[1] Comparisons are to the year-ago quarter unless noted. The explanations for current period-over-period changes for Global Markets are the same for amounts including and excluding net DVA.
[2] Global Banking and Global Markets share in certain deal economics from investment banking, loan origination activities, and sales and trading activities.
[3] Revenue, net of interest expense.
[4] Revenue and net income, excluding net DVA, are non-GAAP financial measures. See Endnote E on page 10 for more information.
[5] VaR model uses a historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level. Average VaR was $91MM, $68MM and $64MM for 1Q25, 4Q24 and 1Q24, respectively. For more information on VaR, see Endnote H on page 10.

6

7 All Other1,2 Financial Results Three months ended ($ in millions) 3/31/2025 12/31/2024 3/31/2024 Total revenue2 ($1,559) ($2,078) ($1,644) Provision (benefit) for credit losses (8) (5) (11) Noninterest expense 290 262 994 Pretax loss (1,841) (2,335) (2,627) Income tax expense (benefit) (1,837) (1,928) (1,931) Net income (loss) ($4) ($407) ($696) 1 Comparisons are to the year-ago quarter unless noted. 2 Revenue, net of interest expense. Note: All Other primarily consists of asset and liability management (ALM) activities, liquidating businesses and certain expenses not otherwise allocated to a business segment. ALM activities encompass interest rate and foreign currency risk management activities for which substantially all of the results are allocated to our business segments. • Net loss of $4 million improved from a net loss of $696 million in 1Q24, reflecting the absence of the $0.7 billion 1Q24 FDIC special assessment accrual • Total corporate effective tax rate (ETR) for the quarter was approximately 9% – Our tax rate is lower than the combination of the U.S. federal income tax rate and state tax rate, driven primarily by recurring tax credits on investments in renewable energy and affordable housing

BANK OF AMERICA

Credit Quality[1]

Charge-offs

- Total net charge-offs of $1.5 billion were flat vs. 4Q24
  - Consumer net charge-offs of $1.1 billion increased $12 million from 4Q24
  - Credit card loss rate of 4.05% in 1Q25 vs. 3.79% in 4Q24 as seasonally-higher 4Q24 late stage delinquencies rolled through to charge-off
    - Early- and late-stage credit card delinquencies declined in 1Q25 compared to 4Q24
  - Commercial net charge-offs of $333 million decreased $26 million compared to 4Q24
- Net charge-off ratio[2] of 0.54% was flat to 4Q24

Provision for credit losses

- Provision for credit losses of $1.5 billion was flat to 4Q24
  - Net reserve build of $28 million in 1Q25 vs. net reserve release of $14 million in 4Q24[(G)]

Allowance for credit losses

- Allowance for loan and lease losses of $13.3 billion represented 1.20% of total loans and leases[3]
  - Total allowance for credit losses of $14.4 billion included $1.1 billion for unfunded commitments
- Nonperforming loans of $6.1 billion increased $108 million from 4Q24
- Commercial reservable criticized utilized exposure of $27.7 billion increased $1.2 billion from 4Q24

Highlights

	Three months ended		
($ in millions)	3/31/2025	12/31/2024	3/31/2024
Provision for credit losses	**$1,480**	$1,452	$1,319
Net charge-offs	**1,452**	1,466	1,498
Net charge-off ratio[2]	**0.54 %**	0.54 %	0.58 %
At period-end			
Nonperforming loans and leases	**$6,083**	$5,975	$5,883
Nonperforming loans and leases ratio	**0.55 %**	0.55 %	0.56 %
Allowance for credit losses	**14,366**	14,336	14,371
Allowance for loan and lease losses	**13,256**	13,240	13,213
Allowance for loan and lease losses ratio[3]	**1.20 %**	1.21 %	1.26 %

[1] Comparisons are to the year-ago quarter unless noted.
[2] Net charge-off ratio is calculated as annualized net charge-offs divided by average outstanding loans and leases during the period.
[3] Allowance for loan and lease losses ratio is calculated as allowance for loan and lease losses divided by loans and leases outstanding at the end of the period.

Note: Ratios do not include loans accounted for under the fair value option.

8

BANK OF AMERICA

Balance Sheet, Liquidity, and Capital Highlights ($ in billions except per share data, end of period, unless otherwise noted)[(B)]

	Three months ended		
	3/31/2025	**12/31/2024**	**3/31/2024**
Ending Balance Sheet			
Total assets	**$3,349.4**	$3,261.5	$3,273.8
Total loans and leases	**1,110.6**	1,095.8	1,049.2
Total loans and leases in business segments (excluding All Other)	**1,103.2**	1,087.7	1,040.2
Total deposits	**1,989.6**	1,965.5	1,946.5
Average Balance Sheet			
Average total assets	**$3,351.4**	$3,318.1	$3,247.2
Average loans and leases	**1,093.7**	1,081.0	1,047.9
Average deposits	**1,958.3**	1,958.0	1,907.5
Funding and Liquidity			
Long-term debt	**$304.1**	$283.3	$296.3
Global Liquidity Sources, average[(C)]	**942**	953	909
Equity			
Common shareholders' equity	**$275.1**	$272.4	$265.2
Common equity ratio	**8.2 %**	8.4 %	8.1 %
Tangible common shareholders' equity[1]	**$205.0**	$202.3	$195.0
Tangible common equity ratio[1]	**6.3 %**	6.3 %	6.1 %
Per Share Data			
Common shares outstanding (in billions)	**7.56**	7.61	7.87
Book value per common share	**$36.39**	$35.79	$33.71
Tangible book value per common share[1]	**27.12**	26.58	24.79
Regulatory Capital[(D)]			
CET1 capital	**$201.2**	$201.1	$196.6
Standardized approach			
Risk-weighted assets	**$1,712**	$1,696	$1,658
CET1 ratio	**11.8 %**	11.9 %	11.9 %
Advanced approaches			
Risk-weighted assets	**$1,516**	$1,490	$1,463
CET1 ratio	**13.3 %**	13.5 %	13.4 %
Supplementary leverage			
Supplementary leverage ratio (SLR)	**5.7 %**	5.9 %	6.0 %

[1] Represents a non-GAAP financial measure. For reconciliations to GAAP financial measures, see page 18.

9

BANK OF AMERICA

Endnotes

A We also measure NII and revenue, net of interest expense, on an FTE basis, which are non-GAAP financial measures. FTE basis is a performance measure used in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. We believe that this presentation allows for comparison of amounts from both taxable and tax-exempt sources and is consistent with industry practice. NII on an FTE basis was $14.6 billion, $14.5 billion, $14.1 billion, $13.9 billion and $14.2 billion for the three months ended March 31, 2025, December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024, respectively. Revenue, net of interest expense, on an FTE basis, was $27.5 billion, $25.5 billion and $26.0 billion for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, respectively. The FTE adjustment was $145 million, $154 million, $147 million, $160 million and $158 million for the three months ended March 31, 2025, December 31, 2024, September 30, 2024, June 30, 2024 and March 31, 2024, respectively.

B We present certain key financial and nonfinancial performance indicators (KPIs) that management uses when assessing consolidated and/or segment results. We believe this information is useful because it provides management and investors with information about underlying operational performance and trends. KPIs are presented in Consolidated and Business Segment Highlights on page 1, Balance Sheet, Liquidity, and Capital Highlights on page 9 and on the Segment pages for each segment.

C Global Liquidity Sources (GLS) include cash and high-quality, liquid, unencumbered securities, inclusive of U.S. government securities, U.S. agency securities, U.S. agency mortgage-backed securities, and a select group of non-U.S. government and supranational securities, and other investment-grade securities, and are readily available to meet funding requirements as they arise. Transfers of liquidity among legal entities may be subject to certain regulatory and other restrictions.

D Regulatory capital ratios at March 31, 2025 are preliminary. The Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Tier 1 capital ratio under the Standardized approach at March 31, 2025 and the Total capital ratio under the Standardized approach at December 31, 2024 and March 31, 2024.

E The below table includes Global Markets sales and trading revenue, excluding net DVA, which is a non-GAAP financial measure. We believe that the presentation of measures that exclude this item is useful because such measures provide additional information to assess the underlying operational performance and trends of our businesses and to allow better comparison of period-to-period operating performance.

	Three months ended		
(Dollars in millions)	3/31/2025	12/31/2024	3/31/2024
Sales and trading revenue			
Fixed-income, currencies and commodities	**$ 3,478**	$ 2,464	$ 3,231
Equities	**2,186**	1,642	1,861
Total sales and trading revenue	**$ 5,664**	$ 4,106	$ 5,092
Sales and trading revenue, excluding net debit valuation adjustment[1]			
Fixed-income, currencies and commodities	**$ 3,463**	$ 2,482	$ 3,307
Equities	**2,182**	1,643	1,870
Total sales and trading revenue, excluding net debit valuation adjustment	**$ 5,645**	$ 4,125	$ 5,177

[1] For the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, net DVA gains (losses) were $19 million, ($19) million and ($85) million, FICC net DVA gains (losses) were $15 million, ($18) million and ($76) million, and Equities net DVA gains (losses) were $4 million, ($1) million and ($9) million, respectively.

F Pretax, pre-provision income (PTPI) is a non-GAAP financial measure calculated by adjusting consolidated pretax income to add back provision for credit losses. Management believes that PTPI is a useful financial measure as it enables an assessment of the Company's ability to generate earnings to cover credit losses through a credit cycle and provides an additional basis for comparing the Company's results of operations between periods by isolating the impact of provision for credit losses, which can vary significantly between periods. For Reconciliations to GAAP Financial Measures, see page 18.

G Reserve build (or release) is calculated by subtracting net charge-offs for the period from the provision for credit losses recognized in that period. The period-end allowance, or reserve, for credit losses reflects the beginning of the period allowance adjusted for net charge-offs recorded in that period plus the provision for credit losses and other valuation accounts recognized in that period.

H Beginning in the first quarter of 2025, the VaR amounts for all periods presented are those used in the Corporation's risk management of its trading portfolios. Previously, the VaR amounts presented were those used for regulatory capital. The trading portfolio represents trading assets and liabilities, primarily consisting of regular underwriting or dealing in securities and derivative contracts, and acquiring positions as an accommodation to customers.

10

11 (a) 4Q24 FFIEC Call Reports. (b) FDIC, 4Q24. (c) J.D. Power 2024 Financial Health Support CertificationSM is based on exceeding customer experience benchmarks using client surveys and a best practices verification. For more information, visit jdpower.com/awards.* (d) StockBrokers.com* 2024 Annual Broker Review. (e) With Intelligence, 2025. (f) Global Finance, 2025. (g) Euromoney, 2024. (h) Treasury Management International, 2025. (i) Global Finance, 2024. (j) Coalition Greenwich, 2025. (k) IFR, 2024. (l) SPi, 2024. (m) Extel, 2024. Business Leadership Sources * Website content is not incorporated by reference into this press release.

12 Contact Information and Investor Conference Call Invitation Investor Call Information Chief Executive Officer Brian Moynihan and Chief Financial Officer Alastair Borthwick will discuss first- quarter 2025 financial results in an investor conference call at 8:30 a.m. ET today. The conference call and presentation materials can be accessed on the Bank of America Investor Relations website at https://investor.bankofamerica.com.* For a listen-only connection to the conference call, dial 1.877.200.4456 (U.S.) or 1.785.424.1732 (international). The conference ID is 79795. Please dial in 10 minutes prior to the start of the call. Investors can access replays of the conference call by visiting the Investor Relations website or by calling 1.800.934.4850 (U.S.) or 1.402.220.1178 (international) from noon April 15 through 11:59 p.m. ET on April 25. Investors May Contact: Lee McEntire, Bank of America Phone: 1.980.388.6780 lee.mcentire@bofa.com Jonathan G. Blum, Bank of America (Fixed Income) Phone: 1.212.449.3112 jonathan.blum@bofa.com Bank of America Bank of America is one of the world’s leading financial institutions, serving individual consumers, small and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 69 million consumer and small business clients with approximately 3,700 retail financial centers, approximately 15,000 ATMs (automated teller machines) and award-winning digital banking with approximately 59 million verified digital users. Bank of America is a global leader in wealth management, corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business households through a suite of innovative, easy-to-use online products and services. The company serves clients through operations across the United States, its territories and more than 35 countries. Bank of America Corporation stock (NYSE: BAC) is listed on the New York Stock Exchange. Forward-Looking Statements Bank of America Corporation (the Corporation) and its management may make certain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “outlook,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Corporation’s current expectations, plans or forecasts of its future results, revenues, liquidity, net interest income, provision for credit losses, expenses, efficiency ratio, capital measures, strategy, deposits, assets, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Corporation’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. * Website content is not incorporated by reference into this press release. Reporters May Contact: Jocelyn Seidenfeld, Bank of America Phone: 1.646.743.3356 jocelyn.seidenfeld@bofa.com Tim Hurkmans, Bank of America Phone: 1.929.656.1718 tim.hurkmans@bofa.com

13 You should not place undue reliance on any forward-looking statement and should consider the following uncertainties and risks, as well as the risks and uncertainties more fully discussed under Item 1A. Risk Factors of our 2024 Annual Report on Form 10-K and in any of the Corporation’s subsequent Securities and Exchange Commission filings: the Corporation’s potential judgments, orders, settlements, penalties, fines and reputational damage, which are inherently difficult to predict, resulting from pending, threatened or future litigation and regulatory investigations, proceedings and enforcement actions, which the Corporation is subject to in the ordinary course of business, including matters related to our processing of unemployment benefits for California and certain other states, the features of our automatic credit card payment service, the adequacy of the Corporation’s anti-money laundering and economic sanctions programs and the processing of electronic payments, including through the Zelle network, and related fraud, which are in various stages; the possibility that the Corporation's future liabilities may be in excess of its recorded liability and estimated range of possible loss for litigation, and regulatory and government actions; the Corporation’s ability to resolve representations and warranties repurchase and related claims; the impact of U.S. and global interest rates (including the potential for ongoing adjustments in interest rates), inflation, currency exchange rates, economic conditions, trade policies and tensions, including changes in, or the imposition of, tariffs and/or trade barriers and the economic impacts, volatility and uncertainty resulting therefrom, and geopolitical instability; the risks related to the discontinuation of reference rates, including increased expenses and litigation and the effectiveness of hedging strategies; uncertainties about the financial stability and growth rates of non-U.S. jurisdictions, the risk that those jurisdictions may face difficulties servicing their sovereign debt, and related stresses on financial markets, currencies and trade, and the Corporation’s exposures to such risks, including direct, indirect and operational; the impact of the interest rate, inflationary, macroeconomic, banking and regulatory environment on the Corporation’s assets, business, financial condition and results of operations; the impact of adverse developments affecting the U.S. or global banking industry, including bank failures and liquidity concerns, resulting in worsening economic and market volatility, and regulatory responses thereto; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; potential losses related to the Corporation’s concentration of credit risk; the Corporation's ability to achieve its expense targets and expectations regarding revenue, net interest income, provision for credit losses, net charge- offs, effective tax rate, loan growth or other projections; variances to the underlying assumptions and judgments used in estimating banking book net interest income sensitivity; adverse changes to the Corporation’s credit ratings from the major credit rating agencies; an inability to access capital markets or maintain deposits or borrowing costs; estimates of the fair value and other accounting values, subject to impairment assessments, of certain of the Corporation’s assets and liabilities; the estimated or actual impact of changes in accounting standards or assumptions in applying those standards; uncertainty regarding the content, timing and impact of regulatory capital and liquidity requirements; the impact of adverse changes to total loss-absorbing capacity requirements, stress capital buffer requirements and / or global systemically important bank surcharges; the potential impact of actions of the Board of Governors of the Federal Reserve System on the Corporation’s capital plans; the effect of changes in or interpretations of income tax laws and regulations; the impact of implementation and compliance with U.S. and international laws, regulations and regulatory interpretations, including recovery and resolution planning requirements, Federal Deposit Insurance Corporation assessments, the Volcker Rule, fiduciary standards, derivatives regulations and potential changes to loss allocations between financial institutions and customers, including for losses incurred from the use of our products and services, including electronic payments and payment of checks, that were authorized by the customer but induced by fraud; the impact of failures or disruptions in or breaches of the Corporation’s operations or information systems, or those of various third parties, including regulators and federal and state governments, such as from cybersecurity incidents; the risks related to the development, implementation, use and management of emerging technologies, including artificial intelligence and machine learning; the risks related to the transition and physical impacts of climate change; our ability to achieve environmental goals and targets or the impact of any changes in the Corporation's sustainability strategy, goals or targets; the impact of uncertain or changing political conditions or any future federal government shutdown and uncertainty regarding the federal government’s debt limit or changes in fiscal, monetary or regulatory policy; the emergence of widespread health emergencies or pandemics; the impact of natural disasters, extreme weather events, military conflicts (including the Russia / Ukraine conflict, the conflicts in the Middle East, the possible expansion of such conflicts and potential geopolitical consequences), terrorism or other geopolitical events; and other matters. Forward-looking statements speak only as of the date they are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. “Bank of America” and “BofA Securities” are the marketing names used by the Global Banking and Global Markets divisions of Bank of America Corporation. Lending, other commercial banking activities, and trading in certain financial instruments are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., Member FDIC. Trading in securities and financial instruments, and strategic advisory, and other investment banking activities, are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”) or other affiliates, including, in the United States, BofA Securities, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, each of which are registered broker-dealers and Members of SIPC, and, in other jurisdictions, by locally registered entities. BofA Securities, Inc. is registered as a futures commission merchant with the CFTC and is a member of the NFA. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured · May Lose Value · Are Not Bank Guaranteed. Bank of America Corporation’s broker-dealers are not banks and are separate legal entities from their bank affiliates. The obligations of the broker-dealers are not obligations of their bank affiliates (unless explicitly stated otherwise), and these bank affiliates are not responsible for securities sold, offered, or recommended by the broker-dealers. The foregoing also applies to other non-bank affiliates. For more Bank of America news, including dividend announcements and other important information, visit the Bank of America newsroom at https:// newsroom.bankofamerica.com.* www.bankofamerica.com* * Website content is not incorporated by reference into this press release.

Bank of America Corporation and Subsidiaries
Selected Financial Data

(In millions, except per share data)

Summary Income Statement	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Net interest income	$ 14,443	$ 14,359	$ 14,032
Noninterest income	12,923	10,988	11,786
Total revenue, net of interest expense	27,366	25,347	25,818
Provision for credit losses	1,480	1,452	1,319
Noninterest expense	17,770	16,787	17,237
Income before income taxes	8,116	7,108	7,262
Income tax expense	720	443	588
Net income	$ 7,396	$ 6,665	$ 6,674
Preferred stock dividends	406	266	532
Net income applicable to common shareholders	$ 6,990	$ 6,399	$ 6,142
Average common shares issued and outstanding	7,677.9	7,738.4	7,968.2
Average diluted common shares issued and outstanding	7,770.8	7,843.7	8,031.4

Summary Average Balance Sheet	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Total cash and cash equivalents	$ 295,712	$ 343,557	$ 370,648
Total debt securities	923,747	895,903	842,483
Total loans and leases	1,093,738	1,081,009	1,047,890
Total earning assets	2,966,843	2,928,730	2,860,583
Total assets	3,351,423	3,318,094	3,247,159
Total deposits	1,958,332	1,957,950	1,907,462
Common shareholders' equity	273,480	271,641	264,114
Total shareholders' equity	295,787	295,134	292,511

Performance Ratios	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Return on average assets	0.89 %	0.80 %	0.83 %
Return on average common shareholders' equity	10.36	9.37	9.35
Return on average tangible common shareholders' equity [1]	13.94	12.63	12.73

Per Common Share Information	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Earnings	$ 0.91	$ 0.83	$ 0.77
Diluted earnings	0.90	0.82	0.76
Dividends paid	0.26	0.26	0.24
Book value	36.39	35.79	33.71
Tangible book value [1]	27.12	26.58	24.79

Summary Period-End Balance Sheet	March 31 2025	December 31 2024	March 31 2024
Total cash and cash equivalents	$ 273,579	$ 290,114	$ 313,404
Total debt securities	939,279	917,284	909,982
Total loans and leases	1,110,625	1,095,835	1,049,156
Total earning assets	2,964,019	2,881,259	2,879,890
Total assets	3,349,424	3,261,519	3,273,803
Total deposits	1,989,564	1,965,467	1,946,496
Common shareholders' equity	275,082	272,400	265,155
Total shareholders' equity	295,581	295,559	293,552
Common shares issued and outstanding	7,560.1	7,610.9	7,866.9

Credit Quality	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Total net charge-offs	$ 1,452	$ 1,466	$ 1,498
Net charge-offs as a percentage of average loans and leases outstanding [2]	0.54 %	0.54 %	0.58 %
Provision for credit losses	$ 1,480	$ 1,452	$ 1,319

	March 31 2025	December 31 2024	March 31 2024
Total nonperforming loans, leases and foreclosed properties [3]	$ 6,201	$ 6,120	$ 6,034
Nonperforming loans, leases and foreclosed properties as a percentage of total loans, leases and foreclosed properties [3]	0.56 %	0.56 %	0.58 %
Allowance for credit losses	$ 14,366	$ 14,336	$ 14,371
Allowance for loan and lease losses	13,256	13,240	13,213
Allowance for loan and lease losses as a percentage of total loans and leases outstanding [2]	1.20 %	1.21 %	1.26 %

For footnotes, see page 15.

Current-period information is preliminary and based on company data available at the time of the presentation. 14

Bank of America Corporation and Subsidiaries

Selected Financial Data (continued)

(Dollars in millions)

Capital Management	March 31 2025	December 31 2024	March 31 2024
Regulatory capital metrics [4]**:**			
Common equity tier 1 capital	**$ 201,177**	$ 201,083	$ 196,625
Common equity tier 1 capital ratio - Standardized approach	**11.8 %**	11.9 %	11.9 %
Common equity tier 1 capital ratio - Advanced approaches	**13.3**	13.5	13.4
Total capital ratio - Standardized approach	**15.0**	15.1	15.2
Total capital ratio - Advanced approaches	**16.2**	16.4	16.6
Tier 1 leverage ratio	**6.8**	6.9	7.1
Supplementary leverage ratio	**5.7**	5.9	6.0
Total ending equity to total ending assets ratio	**8.8**	9.1	9.0
Common equity ratio	**8.2**	8.4	8.1
Tangible equity ratio [5]	**6.9**	7.1	7.0
Tangible common equity ratio [5]	**6.3**	6.3	6.1

(1) Return on average tangible common shareholders' equity and tangible book value per share of common stock are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. Tangible book value per share provides additional useful information about the level of tangible assets in relation to outstanding shares of common stock. See Reconciliations to GAAP Financial Measures on page 18.

(2) Ratios do not include loans accounted for under the fair value option. Charge-off ratios are annualized for the quarterly presentation.

(3) Balances do not include past due consumer credit card loans, consumer loans secured by real estate where repayments are insured by the Federal Housing Administration and individually insured long-term stand-by agreements (fully-insured home loans), and in general, other consumer and commercial loans not secured by real estate, and nonperforming loans held-for-sale or accounted for under the fair value option.

(4) Regulatory capital ratios at March 31, 2025 are preliminary. Bank of America Corporation reports regulatory capital ratios under both the Standardized and Advanced approaches. Capital adequacy is evaluated against the lower of the Standardized or Advanced approaches compared to their respective regulatory capital ratio requirements. The Corporation's binding ratio was the Tier 1 capital ratio under the Standardized approach at March 31, 2025 and the Total capital ratio under the Standardized approach at December 31, 2024 and March 31, 2024.

(5) Tangible equity ratio equals period-end tangible shareholders' equity divided by period-end tangible assets. Tangible common equity ratio equals period-end tangible common shareholders' equity divided by period-end tangible assets. Tangible shareholders' equity and tangible assets are non-GAAP financial measures. We believe the use of ratios that utilize tangible equity provides additional useful information because they present measures of those assets that can generate income. See Reconciliations to GAAP Financial Measures on page 18.

Current-period information is preliminary and based on company data available at the time of the presentation. 15

Bank of America Corporation and Subsidiaries
Quarterly Results by Business Segment and All Other

(Dollars in millions)

	First Quarter 2025				
	Consumer Banking	**GWIM**	**Global Banking**	**Global Markets**	**All Other**
Total revenue, net of interest expense	$ 10,493	$ 6,016	$ 5,977	$ 6,584	$ (1,559)
Provision for credit losses	1,292	14	154	28	(8)
Noninterest expense	5,826	4,659	3,184	3,811	290
Net income	2,531	1,007	1,913	1,949	(4)
Return on average allocated capital [(1)]	23 %	21 %	15 %	16 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 315,038	$ 232,326	$ 378,733	$ 159,625	$ 8,016
Total deposits	947,550	286,399	575,185	38,809	110,389
Allocated capital [(1)]	44,000	19,750	50,750	49,000	n/m
Quarter end					
Total loans and leases	$ 318,337	$ 234,304	$ 384,208	$ 166,348	$ 7,428
Total deposits	972,064	285,063	591,619	38,268	102,550

	Fourth Quarter 2024				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,646	$ 6,002	$ 6,091	$ 4,840	$ (2,078)
Provision for credit losses	1,254	3	190	10	(5)
Noninterest expense	5,631	4,438	2,951	3,505	262
Net income (loss)	2,821	1,171	2,139	941	(407)
Return on average allocated capital [(1)]	26 %	25 %	17 %	8 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 316,069	$ 228,779	$ 375,345	$ 152,426	$ 8,390
Total deposits	942,302	285,023	581,950	36,958	111,717
Allocated capital [(1)]	43,250	18,500	49,250	45,500	n/m
Quarter end					
Total loans and leases	$ 318,754	$ 231,981	$ 379,473	$ 157,450	$ 8,177
Total deposits	952,311	292,278	578,159	38,848	103,871

	First Quarter 2024				
	Consumer Banking	GWIM	Global Banking	Global Markets	All Other
Total revenue, net of interest expense	$ 10,166	$ 5,591	$ 5,980	$ 5,883	$ (1,644)
Provision for credit losses	1,150	(13)	229	(36)	(11)
Noninterest expense	5,475	4,264	3,012	3,492	994
Net income	2,656	1,005	1,986	1,723	(696)
Return on average allocated capital [(1)]	25 %	22 %	16 %	15 %	n/m
Balance Sheet					
Average					
Total loans and leases	$ 313,038	$ 218,616	$ 373,608	$ 133,756	$ 8,872
Total deposits	952,466	297,373	525,699	32,585	99,339
Allocated capital [(1)]	43,250	18,500	49,250	45,500	n/m
Quarter end					
Total loans and leases	$ 311,725	$ 219,844	$ 373,403	$ 135,267	$ 8,917
Total deposits	978,761	298,039	527,113	34,847	107,736

(1) Return on average allocated capital is calculated as net income, adjusted for cost of funds and earnings credits and certain expenses related to intangibles, divided by average allocated capital. Other companies may define or calculate these measures differently.

n/m = not meaningful

The Company reports the results of operations of its four business segments and All Other on a fully taxable-equivalent (FTE) basis.

Current-period information is preliminary and based on company data available at the time of the presentation. 16

Current-period information is preliminary and based on company data available at the time of the presentation. 17 Bank of America Corporation and Subsidiaries Supplemental Financial Data (Dollars in millions) First Quarter 2025 Fourth Quarter 2024 First Quarter 2024FTE basis data (1) Net interest income $ 14,588 $ 14,513 $ 14,190 Total revenue, net of interest expense 27,511 25,501 25,976 Net interest yield 1.99% 1.97% 1.99 % Efficiency ratio 64.59 65.83 66.36 Other Data March 31 2025 December 31 2024 March 31 2024 Number of financial centers - U.S. 3,681 3,700 3,804 Number of branded ATMs - U.S. 14,866 14,893 15,028 Headcount 212,732 213,193 212,335 (1) FTE basis is a non-GAAP financial measure. FTE basis is a performance measure used by management in operating the business that management believes provides investors with meaningful information on the interest margin for comparative purposes. The Corporation believes that this presentation allows for comparison of amounts from both taxable and tax- exempt sources and is consistent with industry practices. Net interest income includes FTE adjustments of $145 million, $154 million and $158 million for the first quarter of 2025 and the fourth and first quarters of 2024, respectively.

Bank of America Corporation and Subsidiaries

Reconciliations to GAAP Financial Measures

(Dollars in millions, except per share information)

The Corporation evaluates its business using certain non-GAAP financial measures, including pretax, pre-provision income (as defined in Endnote F on page 10) and ratios that utilize tangible equity and tangible assets, each of which is a non-GAAP financial measure. Tangible equity represents shareholders' equity or common shareholders' equity reduced by goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities ("adjusted" shareholders' equity or common shareholders' equity). Return on average tangible common shareholders' equity measures the Corporation's net income applicable to common shareholders as a percentage of adjusted average common shareholders' equity. The tangible common equity ratio represents adjusted ending common shareholders' equity divided by total tangible assets (total assets less goodwill and intangible assets (excluding mortgage servicing rights), net of related deferred tax liabilities). Return on average tangible shareholders' equity measures the Corporation's net income as a percentage of adjusted average total shareholders' equity. The tangible equity ratio represents adjusted ending shareholders' equity divided by total tangible assets. Tangible book value per common share represents adjusted ending common shareholders' equity divided by ending common shares outstanding. These measures are used to evaluate the Corporation's use of equity. In addition, profitability, relationship and investment models all use return on average tangible shareholders' equity as key measures to support our overall growth goals.

See the tables below for reconciliations of these non-GAAP financial measures to the most directly comparable financial measures defined by GAAP for the three months ended March 31, 2025, December 31, 2024 and March 31, 2024. The Corporation believes the use of these non-GAAP financial measures provides additional clarity in understanding its results of operations and trends. Other companies may define or calculate these non-GAAP financial measures differently.

	First Quarter 2025	Fourth Quarter 2024	First Quarter 2024
Reconciliation of income before income taxes to pretax, pre-provision income			
Income before income taxes	**$ 8,116**	$ 7,108	$ 7,262
Provision for credit losses	**1,480**	1,452	1,319
Pretax, pre-provision income	**$ 9,596**	$ 8,560	$ 8,581
Reconciliation of average shareholders' equity to average tangible shareholders' equity and average tangible common shareholders' equity			
Shareholders' equity	**$ 295,787**	$ 295,134	$ 292,511
Goodwill	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,912)**	(1,932)	(1,990)
Related deferred tax liabilities	**851**	859	874
Tangible shareholders' equity	**$ 225,705**	$ 225,040	$ 222,374
Preferred stock	**(22,307)**	(23,493)	(28,397)
Tangible common shareholders' equity	**$ 203,398**	$ 201,547	$ 193,977
Reconciliation of period-end shareholders' equity to period-end tangible shareholders' equity and period-end tangible common shareholders' equity			
Shareholders' equity	**$ 295,581**	$ 295,559	$ 293,552
Goodwill	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,899)**	(1,919)	(1,977)
Related deferred tax liabilities	**846**	851	869
Tangible shareholders' equity	**$ 225,507**	$ 225,470	$ 223,423
Preferred stock	**(20,499)**	(23,159)	(28,397)
Tangible common shareholders' equity	**$ 205,008**	$ 202,311	$ 195,026
Reconciliation of period-end assets to period-end tangible assets			
Assets	**$ 3,349,424**	$ 3,261,519	$ 3,273,803
Goodwill	**(69,021)**	(69,021)	(69,021)
Intangible assets (excluding mortgage servicing rights)	**(1,899)**	(1,919)	(1,977)
Related deferred tax liabilities	**846**	851	869
Tangible assets	**$ 3,279,350**	$ 3,191,430	$ 3,203,674
Book value per share of common stock			
Common shareholders' equity	**$ 275,082**	$ 272,400	$ 265,155
Ending common shares issued and outstanding	**7,560.1**	7,610.9	7,866.9
Book value per share of common stock	**$ 36.39**	$ 35.79	$ 33.71
Tangible book value per share of common stock			
Tangible common shareholders' equity	**$ 205,008**	$ 202,311	$ 195,026
Ending common shares issued and outstanding	**7,560.1**	7,610.9	7,866.9
Tangible book value per share of common stock	**$ 27.12**	$ 26.58	$ 24.79

Current-period information is preliminary and based on company data available at the time of the presentation. 18